Exhibit 99.2

FOR IMMEDIATE RELEASE

FUBOTV ANNOUNCES CLOSING OF PUBLIC OFFERING

NEW YORK – OCTOBER 13, 2020 – fuboTV Inc. (NYSE: FUBO), the leading sports-first live TV streaming platform, today announced the closing of its previously announced public offering of 18,300,000 shares of its common stock at the public offering price of $10.00 per share pursuant to an effective Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission (SEC). fuboTV received total gross proceeds of $183 million, before deducting the underwriting discounts and commissions and other offering expenses.

Evercore ISI acted as the lead book-running manager for the offering. BMO Capital Markets Corp., Needham & Company and Oppenheimer & Co. acted as additional joint bookrunners for the offering. Roth Capital Partners and Wedbush Securities acted as co-managers for the offering.

A registration statement relating to the securities has been filed with, and declared effective by, the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from: Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, New York 10055, or by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com.

About fuboTV

fuboTV (NYSE: FUBO) is the leading sports-first live TV streaming platform offering subscribers access to tens of thousands of live sporting events annually as well as leading news and entertainment content. fuboTV’s base package, fubo Standard, features a broad mix of 100+ channels, including 43 of the top 50 Nielsen-ranked networks across sports, news and entertainment (Primetime A18-49).

Continually innovating to give subscribers a premium viewing experience they can’t find with cable TV, fuboTV is regularly first-to-market with new product features and was the first virtual MVPD to stream in 4K.

fuboTV merged with FaceBank Group in April 2020 to create a leading digital entertainment company, combining fuboTV’s direct-to-consumer live TV streaming platform for cord-cutters with FaceBank’s technology-driven IP in sports, movies and live performances.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to risks and uncertainties related to market conditions and other risks and uncertainties related to the offering, fuboTV and its business as set forth in fuboTV’s registration statement on Form S-1 that was declared effective by the SEC on October 7, 2020 and the final prospectus filed with the SEC on October 9, 2020, as well as the other documents fuboTV files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for fuboTV to differ materially from those contained in fuboTV’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and fuboTV specifically disclaims any obligation to update any forward-looking statement, except as required by law.

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Contacts

Investor Contact:

The Blueshirt Group for fuboTV

ir@fubo.tv

Media Contacts:

Jennifer L. Press, fuboTV

jpress@fubo.tv

Katie Minogue, fuboTV

kminogue@fubo.tv